EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-122024, 333-60814, 333-17247, 333-12777, and 033-95776 on Form S-8, and in the Registration Statement Nos. 333-111538, 333-105429, 333-51650, 333-80143, 333-69383, 333-40625, and 333-14129 on form S-3 of our report dated March 26, 2008, relating to the consolidated financial statements and the financial statement schedule of NTN Buzztime, Inc. and Subsidiaries, appearing in this Annual Report on Form 10-K for the year ended December 31, 2007.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

March 26, 2008